Exhibit 10.10

BioRestorative Therapies, Inc.

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

April 18, 2012

TDA Consulting Services, Inc.

200 Glades Road

Boca Raton, Florida 33432

Attention: Todd Adler, President

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and TDA Consulting Services, Inc. (the “Consultant”) (the “Consulting Agreement”).

The parties hereby agree that the term of the Consulting Agreement is extended for an additional period of nine (9) months until December 31, 2012 and that, during such additional nine (9) month period, the Consultant shall be entitled to a fee of ten thousand dollars ($10,000) per month (an aggregate of $90,000) payable in advance on the first day of each month commencing as of April 1, 2012 and through December 1, 2012. As additional compensation for the Services (as defined in the Consulting Agreement), (a) the Consultant shall be entitled to a bonus of twenty thousand dollars ($20,000), payable to the extent of fifty percent (50%) thereof on August 31, 2012 and fifty percent (50%) thereof on December 31, 2012, and (b) concurrently with the execution of this letter, the Consultant is being granted a warrant for the purchase of fifteen million (15,000,000) shares of the Company’s common stock, $.001 par value, which warrant shall be exercisable during the period commencing on January 1, 2013 and terminating on the fifth anniversary of the date hereof, at an exercise price of three cents ($.03) per share.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/
Mark Weinreb
Chief Executive Officer

Agreed:

TDA CONSULTING SERVICES, INC.

By:	/s/
Todd Adler
President